Exhibit 99.1

Contacts:
Third Wave Technologies                     Vida Communication
Rod Hise                                    Stephanie Diaz (investors)
(608) 663-4010                              (415) 885-2298

                                            Tim Brons (media)
                                            (646) 319-8981

For Immediate Release

             THIRD WAVE REPORTS THIRD-QUARTER 2004 FINANCIAL RESULTS
            Continued clinical revenue growth and customer adoptions

      MADISON, Wis., Oct. 27, 2004--Third Wave Technologies Inc. (Nasdaq: TWTI) today reported financial results for the third quarter and nine months ended Sept. 30, 2004.

      Third Wave reported total revenues of $10.5 million and net income of $24,000 or $0.00 per diluted share, for the third quarter ended Sept. 30, 2004, compared to total revenues of $9.4 million and a net loss of $1.4 million, or ($0.04) per diluted share, for the same period of 2003.

      Third Wave's year-to-date total revenues for the period ended Sept. 30, 2004, were $38.4 million, with net income of $2.8 million, or $0.07 per diluted share. Total revenues during the same period of 2003 were $26.7 million, with a net loss of $6.5 million, or ($0.16) per diluted share.

      The company reported gross margins of 75% for the quarter ended Sept. 30, 2004, up from 65% percent for the same period of 2003. Total operating expenses for the third quarter of 2004 were $10.6 million, compared to $10.5 million for the same period of 2003. Total operating expenses for the nine-month period ended Sept. 30, 2004, were $35.8 million, compared to $33.1 million for the same period of 2003. Third Wave ended the quarter with a cash balance of $67.1 million, up $9.3 million from $57.8 million at the end of 2003.

      "Third Wave is very pleased to report another quarter of solid overall performance and continued growth in our molecular diagnostic business," said John Puisis, president and chief executive officer of Third Wave. "We continue to expand our valuable molecular diagnostic product pipeline and we won several important clinical customer adoptions during the quarter. We believe that our investments in the company's transition to molecular diagnostics are driving the growth of our company and future value for Third Wave's shareholders."

Third-Quarter 2004 Financial Highlights

      Third Wave achieved several key financial milestones during the third quarter.

o Continued growth in total clinical molecular diagnostic revenue to $3.8 million for the quarter ended Sept. 30, 2004, a 12% increase from the prior quarter and a 56% increase from the same period of 2003. U.S. clinical molecular diagnostic revenue increased 79% from the same period of last year.

o Continued strength in the company's gross margins, which remained above 70% for the third consecutive quarter, another clear demonstration of the leverage in the company's operating model.

o Ongoing improvement to the company's quarterly and year-to-date operating performance, which improved by $1.0 million and $9.0 million compared to the prior year quarter and nine-month periods, respectively.


Third-Quarter 2004 Product and Customer Highlights

Core Genetics: Coagulation/Cardiovascular and Cystic Fibrosis

      Third Wave recently signed a two-year supply agreement with the North Shore-Long Island Jewish (LIJ) Health System for multiple Invader(R) analyte-specific reagents (ASRs). North Shore-LIJ is one of the largest health care systems in the United States, with 17 hospitals serving more than 5 million people in Long Island, Queens and Staten Island, N.Y. The company will supply North Shore-LIJ with Invader(R) ASRs that enable it to develop individual assays for each of the 25 cystic fibrosis mutations currently recommended for genotyping by thought-leading physicians, plus 19 additional mutations. North Shore-LIJ also will employ Invader(R) ASRs to develop tests for the Factor V Leiden, Factor II, and two other mutations.

Infectious Disease

      Early response to Third Wave's Invader(R) Hepatitis C virus (HCV) genotyping reagents continues to be favorable. Esoterix Inc., one of the largest laboratory services companies in the United States, has recently adopted the Invader(R) reagents. Esoterix provides laboratory services to a broad client list of managed care organizations, reference laboratories, hospitals, physicians, and others at 10 regional laboratory facilities in the United States and western Europe. The Invader(R) reagents were selected by Esoterix after a head-to-head trial with competing products.

      Third Wave also announced during the quarter that TriCore Reference Laboratories, a leading laboratory network in the Southwest, has joined clinical laboratories such as Spectrum Laboratory Network and academic medical centers including UCLA Medical Center, as one of the company's growing number of HCV genotyping customers. Since its release in early summer 2004, 11 customers have converted to Third Wave's HCV genotyping reagents; more than 30 additional laboratories are in trial or validation. The company anticipates making additional customer adoption announcements through the remainder of 2004 and into 2005.

3M Microfluidics Platform: Cystic Fibrosis to be First Product

      Third Wave also announced an agreement with 3M, a world leader in health care innovation, that will enable the company to provide its customers with a microfluidic platform. This new platform will enable clinical laboratories to forgo numerous liquid-handling steps, improving lab efficiency and shortening the time to test results. This platform will enhance Third Wave's molecular diagnostic product offering by extending the Invader(R) chemistry's performance, simplicity and ease of use. The company anticipates that the Invader(R)-3M microfluidic technology will be applied initially to its cystic fibrosis offering and expects to release this first microfluidic product in 2005.

Update on 2004 Strategic Plan and Product Objectives

      Third Wave remains committed to its product development and commercialization strategy outlined early in 2004. The company continues to make progress toward the following key goals:

o     Advance product development in each of the following areas:

      o     Women's Health

            |X|   Release HPV detection product (2H 2004)
                  Update: Third Wave will release an initial HPV detection product during the fourth quarter of 2004. An abstract of data from a study by the Cleveland Clinic comparing the Invader(R) chemistry with a competing product has been accepted for presentation at the Association of Molecular Pathology meeting, which will be held Nov. 10-13, in Los Angeles.

      o     Infectious Disease

            |X| Establish a clinical trials program for an HCV viral load prototype assay (2004)
                  Update: Third Wave is making significant progress advancing its HCV viral load program through feasibility and clinical studies. The company will continue the prototype program in the fourth quarter and begin clinical studies against competitor in-market products shortly thereafter.

      o     Chromosomal Analysis

            |X|   Broad release of a prenatal chromosomal analysis product (Q4
                  2004)
                  Update: Third Wave remains on track to broadly launch this product during the fourth quarter of 2004. The company believes that chromosomal analysis is a strategic demonstration of the capabilities of the Invader(R) chemistry and a source of future revenues. The company's focus in this product category in 2005 is thought-leader adoption. The company also is working on a suite of additional chromosomal analysis products. More details will be provided as part of the company's pipeline update in the fourth quarter of 2004.

      o     Pharmacogenetics

            |X| Introduce various CYP450 products for the identification of drug response variability to minimize adverse drug reactions and optimize drug therapy (2004)

                  Update: Third Wave believes this market is in its infancy and that the company is well positioned to capture significant market share during the life cycle of this product category. Development has been completed on research-use versions of additional CYP450 reagents and the company will work with thought leaders to maintain its position at the forefront of this exciting, new market.

o     Further expand product pipeline opportunities based on customer input
      Update: Third Wave continues to evaluate and develop additional products in infectious disease, oncology and genetics/pharmacogenetics that complement one or more of the company's existing products, meet an unmet customer need, or both.

o Continue to service strategic research relationships Update: Third Wave continues to foster productive collaborations with several of the world's foremost genomic researchers, including Dr. Yusuke Nakamura of the International HapMap Project, Japanese Millennium Project and the BioBank Japan Project; Japan's National Cancer Center; and other thought-leading institutions around the world. Third Wave is continuing its discussions and planning for 2005 research projects.

New Product Initiatives

      In addition to the product development plans outlined in early 2004, Third Wave has undertaken several new product initiatives that expand the capabilities of its core platform chemistry and pipeline.

      Third Wave plans to introduce Invader(R) Plus during the first half of 2005. Invader(R) Plus will couple the performance, flexibility and ease of use of the Invader chemistry with the sensitivity of a rudimentary form of polymerase chain reaction (PCR) whose patents will expire in early 2005. The combination of these two fundamental chemistries will bring to customers the best of both: a highly sensitive, accurate and rapid solution that is even more robust than either the Invader(R) chemistry or PCR alone. It also will allow Third Wave to enter markets that historically were difficult for it to enter, specifically, infectious disease and oncology.

      Third Wave also has initiated feasibility work on a new Invader(R) application that would enable nucleic acid testing from whole blood. This innovation would eliminate standard sample preparation requirements, which is a major work step for all molecular laboratories. The company views this initiative as a longer-term effort to further enhance the Invader(R) chemistry's simplicity and ease of use.

      Third Wave will announce the next phase of its molecular diagnostic pipeline and issue preliminary clinical molecular diagnostic revenue guidance for 2005 in conjunction with the Association of Molecular Pathology meeting, Nov. 10-13, 2004.

Management Team Update

      Third Wave today also announced several management changes associated with the transition of company leadership and the appointment this summer of John J. Puisis as chief executive officer. These announcements are part of an ongoing plan to move the company into the high-value molecular diagnostic market.

      In conjunction with this leadership transition, Third Wave announced that James J. Herrmann, 42, who recently joined the company as vice president of finance, will assume responsibility for finance and accounting functions as the company's principal financial officer. The company's chief financial officer, David M. Nuti, will leave his role effective Oct. 29, 2004, and will facilitate a transition through year-end.

      Mr. Herrmann brings extensive financial and general management experience. After beginning his career at Arthur Andersen, he held several senior financial and operations positions at Tribune Co. Most recently, Mr. Herrmann was a general partner in an electronics distribution company. Mr. Herrmann received his bachelor's degree in accountancy from University of Notre Dame and a master's of business administration degree from the University of Chicago. He is a certified public accountant.

      "I want to thank Dave for his contributions to Third Wave and wish him well," Mr. Puisis said. "Jim brings to Third Wave a wealth of operational and strategic finance experience that will help us tremendously as the company becomes a fully-integrated molecular diagnostics company."

      Mr. Puisis also has appointed Kevin T. Conroy, 39, formerly the company's vice president of legal affairs, as general counsel and secretary of Third Wave. Mr. Conroy brings to his new role extensive business and legal experience specializing in intellectual property, litigation and acquisitions. Prior to joining the company, Mr. Conroy worked for GE Healthcare, where he oversaw the development and management of its Information Technologies group intellectual property portfolio, and developed and executed litigation, licensing, and corporate and product acquisition legal strategies.

      Before joining GE, Mr. Conroy was an intellectual property litigator at two Chicago law firms, McDermott Will & Emery, and Pattishall, McAuliffe, Newbury, Hilliard and Geraldson, where he was a partner. He earned his bachelor's degree in electrical engineering at Michigan State University and his law degree from the University of Michigan.

      John A. Comerford, who has served as Third Wave's general counsel since 2000, will be leaving the company to pursue other interests. He will remain with the company for a period of time to ensure a smooth transition.

      "All of us appreciate John's work for Third Wave and we wish him well," Mr. Puisis said. "Kevin's legal experience and business acumen are a great fit for Third Wave as we continue to build our molecular diagnostic pipeline and expand the capabilities of our unique, proprietary Invader(R) chemistry. We are delighted to have his experienced guidance as we work to increase the company's value through an enhanced intellectual property strategy. Third Wave has a very strong intellectual property position that allows us to address many valuable molecular diagnostic markets and we are working hard to enhance it even further. This is critical in order to exploit the additional intellectual property Third Wave can generate by coupling our Invader(R) chemistry with native Taq polymerase (PCR). We believe Third Wave can possess one of the most powerful intellectual property portfolios in the molecular diagnostic market."

      Mr. Puisis also has appointed Slava A. Elagin, Ph.D., 37, as vice president, research and development. Dr. Elagin, who since last June has served as Third Wave's head of infectious disease research and development, brings to his new role deep science and business experience. Prior to joining Third Wave, Dr. Elagin worked for Visible Genetics Corp./Bayer, where he managed the Hepatitis B and C and HIV product development groups.

      Before joining Visible Genetics, Dr. Elagin was a senior scientist a Photonic Sensor Corp.; an assistant professor, Department of Biology, University of Notre Dame; and a research scientist at the Institute of Gene Biology in Moscow. Dr. Elagin earned a bachelor's degree from Moscow Institute of Physics and Technology, a master's degree from Vavilov Institute of General Genetics, and a Ph.D. from Engelhard Institute of Molecular Biology.

      "As Third Wave moves into higher value markets like infectious disease and oncology, we are pleased to have a talented scientist like Slava," Mr. Puisis said. "Through Slava's leadership, we plan to have a productive, high-value molecular diagnostic product pipeline."

2004 Guidance Update

      Third Wave raises its guidance on total product revenue to at least $43.0 million for the year 2004. All other previously stated guidance remains unchanged.

Conference Call & Webcast

      Company management will host a conference call on Wednesday, Oct. 27, 2004, at 10 a.m. EDT to discuss third-quarter results and ongoing corporate activities. Domestic callers should dial (800) 291-9234 and international callers should dial (617) 614-3923. The access code for both domestic and international callers is 92218740. Please dial in five to 10 minutes prior to the start of conference call. A live webcast and a replay of the conference call will be available at www.twt.com. The conference call, webcast and replay are open to all interested parties.

About Third Wave Technologies

      Third Wave Technologies is a leader in the development and marketing of molecular diagnostics for a variety of DNA and RNA analysis applications, providing physicians and researchers with superior tools to diagnose and treat disease. Third Wave's Invader(R) technology provides the company's customers with exceptional accuracy, scalability and ease of use. The company offers a number of clinical products based on its Invader(R) technology for genetic testing related to multiple disease areas. For more information about Third Wave and its products, please visit the company's website at www.twt.com.

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for Third Wave from those projected. Those factors include risks and uncertainties relating to technological approaches of Third Wave and its competitors, product development, manufacturing, market acceptance, cost and pricing of Third Wave products, dependence on collaborative partners and commercial customers, successful performance under collaborative and commercial agreements, competition, the strength of the Third Wave intellectual property, the intellectual property of others and other risk factors identified in the documents Third Wave has filed, or will file, with the Securities and Exchange Commission. Copies of the Third Wave filings with the SEC may be obtained from the SEC Internet site at www.sec.gov. Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Third Wave's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.


                           --Financial Tables Follow--

                          Third Wave Technologies, Inc
                             Statement of Operations
                  (In thousands, except for per share amounts)
                                   (Unaudited)

                                                                           Three Months Ended                Nine Months Ended
                                                                               September 30,                    September 30,
                                                                          2004             2003             2004             2003
                                                                        --------         --------         --------         --------
Revenues:
    Product                                                              $10,325           $8,992          $38,068          $25,693
    Development                                                                0              250                0              750
    License & royalty                                                         71              112              167              166
    Grant                                                                     83                0              152               54
                                                                        --------         --------         --------         --------
                                                                          10,479            9,354           38,387           26,663
                                                                        --------         --------         --------         --------

Operating expenses:
    Cost of goods sold
      Product cost of goods sold                                           2,119            2,762            8,569            8,249
      Intangible and long-term asset amortization                            522              498            1,634            1,475
                                                                        --------         --------         --------         --------
    Total cost of goods sold                                               2,641            3,260           10,203            9,724

    Research and development                                               2,721            2,791            8,724            8,202
    Selling and marketing                                                  2,370            2,099            7,691            6,960
    General and administrative                                             2,864            2,331            8,433            8,170
    Impairment                                                                 0                0              759                0
                                                                        --------         --------         --------         --------
                                                                           7,955            7,221           25,607           23,332
                                                                        --------         --------         --------         --------

Total operating expenses                                                  10,596           10,481           35,810           33,056
                                                                        --------         --------         --------         --------

Income (loss) from operations                                               (117)          (1,127)           2,577           (6,393)

Other income (expense):
    Interest income                                                          211              118              481              449
    Interest expense                                                         (74)             (57)            (190)            (241)
    Other                                                                      4             (369)            (101)            (335)
                                                                        --------         --------         --------         --------
                                                                             141             (308)             190             (127)
                                                                        --------         --------         --------         --------

Net income (loss)                                                            $24          ($1,435)          $2,767          ($6,520)
                                                                        ========         ========         ========         ========

Net income (loss) per diluted share                                        $0.00           ($0.04)           $0.07           ($0.16)

Weighted average diluted shares outstanding                               42,509           39,803           42,070           39,689

                          Third Wave Technologies, Inc
                                 Balance Sheets
                                   (Unaudited)

                                                                                        September 30,         December 31
                                                                                            2004                 2003
                                                                                        -------------         -----------
Assets:
    Cash, cash equivalents, and short-term investments                                     $67,138              $57,816
    Other current assets                                                                     5,472                3,941
    Equipment and leasehold improvements, net                                                6,281                8,527
    Intangible assets, net of amortization                                                   4,523                5,651
    Goodwill and indefinite lived intangible assets                                          1,497                1,497
    Other assets                                                                             2,681                2,990
                                                                                           -------              -------
      Total assets                                                                         $87,592              $80,422
                                                                                           =======              =======

Liabilities and shareholders' equity
    Accounts payable, accrued expenses and other liabilities                               $12,344              $11,553
    Deferred revenue                                                                           489                   68
    Debt                                                                                    10,044                9,513
    Shareholders' equity                                                                    64,715               59,288
                                                                                           -------              -------
      Total liabilities and shareholders' equity                                           $87,592              $80,422
                                                                                           =======              =======